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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CEDAR FAIR L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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One Cedar Point Drive

Sandusky, Ohio 44870-5259

NOTICE OF ANNUAL MEETING OF LIMITED PARTNER UNITHOLDERS

TO BE HELD ON MAY 17, 2007

The annual meeting of the limited partner unitholders of Cedar Fair, L.P. will be held on Thursday, May 17, 2007 at 9:00 a.m. (Eastern Time) at the Partnership’s Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio. All unitholders are invited to attend the meeting. The meeting is called for the following purposes:

1.	To consider and vote upon the election of three Directors of the general partner for a three-year term expiring in 2010.

2.	To transact such other business as may properly come before the meeting.

Only limited partners that held units as of the close of business on March 26, 2007, are entitled to notice of and to vote at the annual meeting and at any adjournments or postponements of the meeting.

CEDAR FAIR MANAGEMENT, INC.

Richard L. Kinzel
Chairman, President and Chief Executive Officer

Sandusky, Ohio

April 6, 2007

Your vote is very important regardless of the number of limited partnership units you own. Whether or not you plan to attend the annual meeting, we request that you sign, date and return your proxy card by mail in the enclosed envelope, or that you grant your proxy by telephone or over the Internet by following the instructions on the proxy card as soon as possible. Any proxy given may be revoked at any time before it is exercised. If you are present at the annual meeting, you may revoke your proxy and vote personally on each matter brought before the annual meeting.

THE ANNUAL MEETING

General

This document is furnished in connection with the solicitation of proxies from the limited partner unitholders of Cedar Fair, L.P. (the “Partnership”) by its general partner, Cedar Fair Management, Inc. (“CFMI”), for use at the annual meeting. This document and the accompanying form of proxy are first being mailed to limited partner unitholders on or about April 6, 2007.

Time and Place

The annual meeting will be held at the Partnership’s Castaway Bay Indoor Waterpark Resort located at 2001 Cleveland Road in Sandusky, Ohio, on Thursday, May 17, 2007, at 9:00 a.m. (Eastern Time).

Matters to be Considered

At the annual meeting, the limited partners will be asked to:

•	elect three (3) directors for a term expiring in 2010; and

•	vote on any other matters that may be properly raised at the annual meeting.

It is not anticipated that any other matters will be raised at the annual meeting.

Voting Process

Even if you plan to attend the annual meeting in person, the Board urges you to submit your vote as soon as possible by mail, telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. Instructions for voting by telephone and over the Internet are included on the proxy card. All of the Partnership units represented by proxies properly received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in the proxies. If no voting instructions are indicated on a proxy, the units represented by that proxy will be voted in favor of each of the proposals.

Any proxy given on the accompanying form may be revoked by the person giving it at any time before it is voted. Proxies may be revoked, or the votes reflected in the proxy changed by submitting a properly executed later-dated proxy to American Stock Transfer & Trust Company before the vote is taken at the annual meeting or attending the annual meeting and voting in person. If your units are voted through your broker, you must follow directions received from your broker to change those instructions.

If you have more questions about the proposals or if you would like additional copies of this document you should call or write:

Morrow & Co., Inc.

470 West Avenue

Stamford, CT 06902

Please call: (203) 658-9400 or

Call toll free at: (800) 662-5200 or (800) 607-0088

Record Date; Voting Right; Quorum; Vote Required

CFMI has fixed the close of business on March 26, 2007, as the record date for unitholders entitled to notice of and to vote at the annual meeting. Only holders of record of units on the record date are entitled to notice of the annual meeting and to vote at the annual meeting. Each holder of record of limited partner units as of the record date is entitled to cast one vote per unit on each of the proposals.

The presence in person or by proxy of holders of a majority of the units entitled to vote at the annual meeting will constitute a quorum for the transaction of any business. In case a quorum is not present, the meeting may be adjourned from time to time without notice other than an announcement at the time of the adjournment of the date, time and place of the adjourned meeting. For election as Director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units represented at the annual meeting in person or by proxy.

As of March 26, 2007, there were approximately 54,170,597 units outstanding and entitled to vote at the annual meeting, held by approximately 9,500 holders of record. As of January 31, 2007, the Directors and executive officers of the general partner and their affiliates beneficially owned and were entitled to vote 2,597,920 units (including 1,117,310 vested options), or approximately 4.7% of the units outstanding on that date. See “Security Ownership of Certain Beneficial Owners and Management.”

ELECTION OF DIRECTORS

The Board of Directors of CFMI is comprised of seven directors. The Directors are divided into three classes: Class I, Class II, and Class III. Class I consists of three Directors, and Classes II and III each consist of two Directors. At this meeting, three Class I Directors are to be elected to serve for three-year terms expiring in 2010 and until their respective successors are duly elected and qualified. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, the nomination of these nominees. The Board had anticipated that Mr. Tracy would retire from the Board of Directors upon the expiration of his term at this year’s annual meeting, in accordance with the retirement policy set forth in our Corporate Governance Guidelines. However, the Board requested that he stand for reelection and remain on the Board to assist the Partnership in the transition and integration of the five amusement parks acquired in connection with its acquisition of Paramount Parks, Inc. on June 30, 2006. Mr. Tracy has agreed to stand for reelection to assist in the transition and integration process. He has indicated that he will resign from the Board once that transition and integration process is substantially complete, which the Partnership anticipates will be prior to the next annual meeting. His continued service is appreciated. If Mr. Tracy retires before the expiration of his term, the Board will either appoint a new director or maintain a vacancy until the next annual meeting.

All of the nominees have agreed to stand for election. While the Partnership has no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the annual meeting, in the unlikely event one of them does not stand for election, the Board will reduce the number of directors standing for election. For election as a director, a nominee must receive the affirmative vote of the holders of a plurality of votes of the units present in person or by proxy at the annual meeting and entitled to vote. The Board of Directors recommends a vote FOR these nominees.

Nominees for election as Class I Directors to serve until 2010:

Richard S. Ferreira, age 66, is a retired executive vice president and chief financial officer of Golf Hosts, Inc. (developer and owner of nationally recognized resorts in Colorado and Florida) and a past member of its Board of Directors. Mr. Ferreira was associated with Golf Hosts, Inc. for more than 26 years. Mr. Ferreira is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of CFMI.

Richard L. Kinzel, age 66, has served as chairman of the Board since 2003 and as president and chief executive officer of the Partnership’s general partner since 1986. Mr. Kinzel has been employed by the Partnership or its predecessor since 1972.

Thomas A. Tracy, age 75, is a business consultant and was a partner in the accounting firm of Arthur Andersen LLP from 1966 until his retirement in 1989. Mr. Tracy is a member of the Audit Committee of CFMI.

Class II Directors serving until 2009:

Michael D. Kwiatkowski, age 59, has been a consultant in the food industry since 1996, prior to which he served as Chairman of PCS, which owned and operated a chain of 11 restaurants, from 1986 to 1996. He has more than 30 years of experience in amusement parks and branded restaurant operations. Mr. Kwiatkowski is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of CFMI.

Steven H. Tishman, age 50, has been a managing director at Rothschild, Inc., in New York, New York, since November 2002. He was a managing director of Robertson Stephens from November 1999 to November 2002, prior to which he was a senior managing director of Bear, Stearns & Co., Inc. Mr. Tishman is also a director of Claire’s Stores, Inc. and Odimo, Inc.

Class III Directors serving until 2008:

Darrel D. Anderson, age 62, is currently involved with the management of private investments. He was a general partner of Knott’s Berry Farm, Orange County, California’s oldest theme amusement park, from 1960 to 1998 and served as chairman of the Knott family board. He is currently a director of and also a past chairman of the board of Olive Crest Treatment Centers, the largest provider of residential services for abused children in southern California. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CFMI.

David L. Paradeau, age 64, is owner and chief executive officer of Minnesota Zephyr Limited and the Stillwater Grill in Stillwater, Minnesota. He was the founder and creator of that dining and entertainment operation, which was established in 1986. He is also the owner of D.L. Paradeau Marketing, a consulting firm. He has 42 years of experience in marketing and advertising in the brewing industry and in the amusement and entertainment business. Mr. Paradeau is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CFMI.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

The Board met ten times in 2006. Committees of the Board met from time to time upon call of the Chairman of the Board or individual Committee Chairs. During 2006, each Director attended at least 75% of all of the meetings of the Board and the committees on which he served. All six outside Directors attended last year’s annual meeting. Directors are expected to attend all meetings of the Board, meetings of the Committees on which they serve and the annual meeting.

Executive sessions of non-management Directors are regularly scheduled and were held eight times during 2006. Executive sessions are attended by non-employee directors only, and those independent directors determine who will preside at each meeting.

The Board has affirmatively determined that current Board members Darrel D. Anderson, Richard S. Ferreira, Michael D. Kwiatkowski, David L. Paradeau and Thomas A. Tracy meet the independence criteria of the NYSE listing standards. Steven H. Tishman does not meet the independence criteria as his firm, Rothschild, Inc., served as a co-advisor to the Partnership during its acquisition of Paramount Parks, Inc. during 2006.

Communication with the Board

Unitholders and interested parties may communicate directly with the Board by sending communications to the attention of Brenda Lakner, One Cedar Point Drive, Sandusky, Ohio 44870-5259. The correspondence will be forwarded to the Chair of the Nominating and Corporate Governance Committee who will review the correspondence and take action accordingly.

CFMI has a toll-free hotline that is available to anyone, including unitholders, who wishes to bring a matter to the attention of the non-management Directors. The telephone number of the hotline is 800-650-0716. The Audit Committee of the Board of Directors is charged with reviewing information received and taking appropriate action as necessary.

Board Committees

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Committee is composed entirely of independent Directors, as that term is defined in the NYSE listing standards. Each Committee’s charter, the Corporate Governance Guidelines and the Code of Conduct and Ethics are available on the Partnership’s website at www.cedarfair.com and available in print to any unitholder upon request. Each Committee conducts an annual evaluation of its performance, and the Nominating and Corporate Governance Committee annually conducts an evaluation of the Board.

The members of the Board and the committees of the Board on which they serve as of the date of this proxy statement are identified below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Darrel D. Anderson		*	*
Richard S. Ferreira	**	*	*
Richard L. Kinzel
Michael D. Kwiatkowski	*	**	*
David L. Paradeau		*	**
Steven H. Tishman
Thomas A. Tracy	*

*	Member
**	Chair

The Audit Committee is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. The Audit Committee met 5 times in 2006. All of the members of the Audit Committee are independent as required under Section 301 of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Partnership’s Corporate Governance Guidelines. The Board has determined that each Committee member is financially literate, and Richard S. Ferreira, the chair of the Committee, is the designated financial expert. The Audit Committee’s report is at page 27 of this proxy statement.

The Compensation Committee is responsible for reviewing the Partnership’s compensation and employee benefit policies and programs, and recommending related actions, as well as executive compensation decisions, to the Board of Directors. The Compensation Committee met 4 times in 2006. The Compensation Committee Report is at page 24 of this proxy statement. Compensation decisions for the chief executive officer are made by the Compensation Committee and are subject to Board approval. The Committee makes recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based compensation based on discussions with the chief executive officer. The Committee has engaged Pearl Meyer, an outside consulting firm, to conduct an annual review of its total compensation program for executive officers. The Committee also engaged Watson Wyatt to analyze the compensation of certain named executive officers with companies of our comparable size after the acquisition of Paramount Parks in 2006.

The Nominating and Corporate Governance Committee is responsible for recommending criteria for service as a director, identifying qualified director nominees to enhance the Board, and for playing a leadership role in shaping the governance of CFMI. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; the highest integrity; extensive knowledge, experience and judgment; loyalty to the interests of the Partnership and its unitholders; and a willingness to devote the extensive time necessary to fulfill a director’s duties. The Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates meeting these criteria. This Committee met 2 times in 2006.

Due to Cedar Fair’s limited partnership structure, there is currently no procedure by which unitholders can nominate directors. This is consistent with the general governance of other limited partnerships.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on the Compensation Committee during 2006 was a current or former officer or an employee of the Partnership or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between the Partnership’s executive officers or directors and the board or compensation committee of another entity.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and objectives, our methods for determining executive compensation, the elements of executive compensation and the reasons that we have elected to pay these particular elements of compensation. Throughout this proxy statement the individuals listed in the summary compensation table on page 13 are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

Our compensation program is designed to give key employees a proprietary and vested interest in our growth and performance, to generate an increased incentive to contribute to our future success and to enhance our ability to attract and retain exceptional managerial talent upon who, in large measure, our sustained growth, progress and profitability depend. Our compensation structure rewards successful individual performance and considers the operating results of the Partnership as well as the operating results on a park-by-park basis. Our compensation structure is flexible and allows us to respond to changes in our industry and business environment.

The objectives of our compensation program are:

•	To provide compensation that motivates and encourages hard work among employees;

•	To retain those employees with a track record for strong performance;

•	To compete on a national level for qualified individuals that can institute our system of managing amusement parks, water parks and resorts throughout our 18 locations; and

•	To structure competitive compensation packages to recruit those individuals to the Partnership.

This year we acquired Paramount Parks, Inc. and added five new amusement parks, including: Canada’s Wonderland near Toronto, Canada; Kings Island near Cincinnati, Ohio; Kings Dominion near Richmond, Virginia; Carowinds near Charlotte, North Carolina; and Great America located in Santa Clara, California. We also acquired Star Trek: The Experience, an interactive adventure located in Las Vegas, and a management contract for Gilroy Gardens Family Theme Park (formerly known as Bonfante Gardens) in Gilroy, California. With these acquisitions, we are now 18 distinct locations covering a much larger and diversified footprint. We have created regional designations for our parks based on their geographical location and have reorganized our management to effectively integrate the newly acquired parks.

In the nine months since the acquisition, we have reexamined our compensation philosophy and objectives in light of our increased size and the expanded responsibility of our management team. While our objectives remain the same, we anticipated at the time of the acquisition that our compensation levels would need to be adjusted for certain key employees. We hired two consulting firms to examine our compensation policies and practices as compared to companies of our size after the acquisition. Our work with these consultants is described below. We also met with outside experts regarding entering into employment agreements with certain of our senior management. Although we have previously only maintained an employment agreement with our chief executive officer, we now believe that retaining certain other key personnel is instrumental to our success in integrating the newly acquired parks and maximizing positive results for our unitholders. Therefore, we have entered into employment agreements with certain of our named executive officers. See the narrative in the “Summary Compensation Table” section of this proxy statement for a discussion of these agreements.

As we continue to integrate and work with the newly acquired parks, we anticipate that there may be additional changes to our compensation policies as we consider other methods to recruit, reward and retain key personnel.

Determining Executive Compensation

The Compensation Committee and the chief executive officer work together to individualize compensation levels and elements for our executive officers. We combine the compensation elements discussed below in a manner that we believe will optimize the executive’s contribution to the Partnership. In general, we work within ranges of base salary commensurate with the executive’s scope of responsibilities and use our cash bonus and phantom unit award programs to challenge the executive to achieve superior annual results. We do not adhere to a mechanical application of a system of compensation tied solely to annual results, recognizing that there are many factors to consider in assessing an individual’s value to the Partnership.

Although our Board, upon recommendation from the Compensation Committee, makes the final compensation decisions for the named executive officers, the process of determining compensation is a collaborative process between the Compensation Committee and the chief executive officer. The Compensation Committee and the chief executive officer also consider input from compensation consultants regarding competitive practices and salary levels at similarly sized companies. Our chief executive officer dedicates time annually to review all of his direct reports, including the other named executive officers, as well as all of the park general managers. He reviews each individual against budget targets, operational targets and individual performance objectives set forth before the operating season begins and summarizes this information for the Compensation Committee. The Committee then makes compensation determinations, often exercising its discretion to modify the chief executive officer’s recommendations to higher or lower levels. Decisions regarding the chief executive officer’s compensation are made exclusively by the Compensation Committee based upon its review of his performance and the Partnership’s performance.

Our budgets and related compensation plans are made in early March, prior to the beginning of the operating season. In early March, the Board approves the budget for the current fiscal year and establishes preliminary potential cash bonus percentages and the related performance targets for the upcoming season. The types of targets established for each individual vary in accordance with his or her position. For example, corporate vice presidents’ performance targets relate to Partnership performance, most specifically achievement of targeted EBITDA. Park general managers may have performance targets related to capital projects or reducing particular expenses at the parks they manage. Overall, as discussed below, a large percentage of the cash bonus will be determined in the Compensation Committee’s discretion. The Board reexamines compensation matters after the seasonal parks have closed for the season. Once the financial results for the season are available, the chief executive officer finalizes his evaluations of the other named executive officers, among others, and prepares recommendations with respect to cash and phantom unit awards as well as salary adjustments for the coming year. The chief executive officer generally presents this report to the Compensation Committee in October and to the Board at the late October Board meeting. Based on Partnership performance, park performance and individual performance, the Compensation Committee makes final recommendations with regard to cash bonuses, phantom unit awards and any salary adjustments, subject to Board approval.

We expect the Partnership’s performance to exceed market median, and accordingly we believe that providing potential compensation that exceeds market median to our executives is appropriate. In addition, in order to retain top talent at our corporate headquarters and throughout our locations, we believe that we must aim to compensate our named executive officers in the range of 75% of the pay level provided by a designated peer group of companies. Therefore, we target our total direct compensation, including salary, cash bonus and long-term incentive awards, to fall within that range. While we target total direct compensation in the 75th percentile of the market, an executive’s actual total direct compensation could vary considerably from that target if we have a year that exceeds or fails to meet expectations. We believe that this is a fair result and appropriately motivates our executives to achieve peak corporate and park level performance.

We have targeted compensation in the range of the 75th percentile of the market for the past several years and believe that this level is effective at retaining and attracting top executives. For example, the five named executive officers have an aggregate of 128 years of service with us. Each has held various positions and been elevated within the Partnership. We have made adjustments in compensation after the acquisition to bring our compensation levels closer to the 75th percentile of the market with similar companies at our post-acquisition size, as discussed below. Currently, certain top executives’ total direct compensation exceeds the market level and others’ fall below, based on the Board’s assessment of each executive’s contribution and experience.

In 2005 and 2006 we employed two nationally recognized independent consulting firms to review and analyze our compensation program, including the compensation levels, the compensation structure and the mix of long-term and short-term compensation for certain of our named executive officers. These studies reflected competitive data for base salaries, annual bonuses and long-term incentive awards for senior management of comparable companies. In 2005, Pearl Meyer provided a competitive pay analysis for our chief executive officer as well as recommendations with regard to the compensation for the board of directors. In 2006, we engaged both Pearl Meyer and Watson Wyatt to analyze the compensation for our chief executive officer, our chief operating officer and our chief financial officer with companies of our comparable size after the acquisition of Paramount Parks.

The consultants developed a representative peer group of companies against which we measured our competitive pay level and structure for the executives indicated above. The consultants revised the 2005 peer group in 2006 in light of our acquisition of Paramount Parks, which essentially doubled our revenues and significantly increased the responsibilities of our management team. Based upon the Compensation Committee’s review of the proposed peer groups, we have determined that our peer group companies include those that have the following characteristics:

•

An industry code that included casinos and gambling, leisure facilities and hotels, resorts and cruise lines. These industry codes were chosen as representative of companies that compete with us for consumers’ discretionary dollars.

•	Revenue size that range from roughly 50% to 200% of our projected 2007 revenues.

The result of these criteria is a current peer group of 16 companies with median revenues of $915,000,000 and average revenues of $980,000,000. Our combined revenues, with the Paramount Parks included, are estimated to be between $950,000,000 and $1,000,000,000. The peer group companies include:

Boyd Gaming Corporation	Penn National Gaming, Inc.	Interstate Hotels & Resorts, Inc.
Isle of Capri Casinos, Inc.	Station Casinos, Inc.	Six Flags, Inc.
Trump Entertainment Resorts, Inc.	Ameristar Casinos, Inc.	Gaylord Entertainment Company
Vail Resorts, Inc.	International Speedway Corporation	Pinnacle Entertainment Inc.
Wynn Resorts, Limited	Magna Entertainment Corp.	Blue Green Corporation
Speedway Motorsports, Inc.

Based in part on the information gathered from the benchmarking studies and other recommendations provided by the compensation consultants, we devised a compensation schedule after the acquisition pursuant to which park general managers (such as Mr. Hildebrandt, the Vice President and General Manager of Cedar Point), divisional vice presidents (such as Mr. Bender, the Regional Vice President responsible for an area including Kings Island, Kings Dominion, Worlds of Fun and Carowinds) and corporate division heads would be compensated. We also adjusted the compensation structure of Messrs. Kinzel, Falfas and Crage to bring it more in line with market practices of companies in our size and industry range. In general, these adjustments resulted in increased base salaries and an increased bonus potential for these executives.

Elements of 2006 Executive Compensation

In light of the objectives and philosophy set forth above, we have determined that a mix of the following components of compensation for our named executive officers in 2006 were appropriate:

•	Base salary;

•	Annual bonus;

•	Long-term equity incentive compensation;

•	Retirement benefits; and

•	Perquisites and other welfare benefits.

Base Salary

We use base salaries to provide a guaranteed amount of compensation commensurate with the executive’s scope of responsibilities, performance, current compensation levels and career with the Partnership. Base salaries may be adjusted on an annual basis. We do not consider the earnings of prior long-term incentive grants or retirement plans when determining base salary compensation, as awards earned in prior years were earned for prior performance and should not be a factor in current compensation.

Base salaries were adjusted at the beginning of 2006 to reflect merit increases over 2005 salaries and then again in July 2006 after the Paramount Parks acquisition to bring base salaries in line with market rates for the revised peer group of companies. Mr. Hildebrandt did not receive a second salary adjustment in 2006 because his responsibilities as Vice President and General Manager of Cedar Point were not impacted by the acquisition. The salary increases in 2006 are as follows:

Executive Officer	2005 Salary	Starting 2006 Salary	Post Acquisition Salary

Kinzel	$ 930,000	$ 960,000	$1,200,000

Falfas	$ 400,000	$ 435,000	$ 600,000

Crage	$ 250,000	$ 275,000	$ 400,000

Bender	$ 213,200	$ 220,000	$ 250,000

Hildebrandt	$ 250,000	$ 258,000	$ 258,000

On a percentage basis, Messrs. Falfas and Crage received the largest salary increases due to the very significant corporate level increase in their responsibilities and because the compensation studies indicated that Messrs. Falfas’ and Crage’s salary levels were below market prior to the acquisition. Mr. Kinzel received a salary increase that brings his base salary into the market range for chief executive officers of our peer group companies. Mr. Bender received a promotion in connection with the acquisition from the Vice President and General Manager of Worlds of Fun/Oceans of Fun to a Regional Vice President, and his salary increase reflects that additional level of responsibility. Mr. Hildebrandt received a merit increase from 2005 to 2006 based on his performance.

Mr. Hildebrandt’s salary for 2007 is $265,000, representing a 2.7% increase in salary from 2006. The other named executive officers will not receive base salary increases for the year 2007.

Annual Bonus Program

Our cash bonus awards, granted pursuant to the 2000 Senior Executive Management Incentive Plan, provide a component of compensation that is contingent on the achievement of performance objectives and is designed to reward achievement of short-term financial and operational goals. In March of each year, the Compensation Committee determines performance measures for each executive. The performance measures are individualized for each position and individual and may have multiple measures of performance weighted differently. Individual, business unit, management unit and Partnership performance measures may be included. At the same meeting, the Compensation Committee establishes a percentage of base salary that may be earned as a cash bonus for that year. These bonus potentials were adjusted after the acquisition in order to bring total potential direct compensation into market range. For 2006, the target award opportunities for the named executive officers, reflected as a percentage of base salary, were as follows: Kinzel 100%; Falfas 70%; Crage 65%; Bender 60% and Hildebrandt 50%. Even if target performance measures are achieved, the Compensation Committee has discretion to decrease or increase the award, but no increase can result in an award in excess of 150% of the target award.

The bonus amounts awarded to the named executive officers and the percentage of 2006 year end salary represented by that award is as follows:

Executive Officer	2006 Cash Bonus	Bonus as Percentage of 2006 Post Acquisition Salary
Kinzel	$1,200,000	100%

Falfas	$ 420,000	70%

Crage	$ 260,000	65%

Bender	$ 150,000	60%

Hildebrandt	$ 86,000	33%

Of the five named executive officers, 4 received their full target award opportunities in 2006. These bonus amounts reflect the level of effort and dedication that the named executive officers exhibited in 2006. The work leading up to the Paramount Parks acquisition required a great deal of diligence, travel and strategic analysis on the part of our management. Following the acquisition and in the midst of the busy summer season, Messrs. Kinzel, Falfas and Crage traveled to each new park to meet employees, assess facilities and begin the important work of integrating the newly acquired parks to maximize the benefits of the acquisition. Similarly, Mr. Bender assumed his new Regional Vice President position and became responsible for an area including Kings Island, Kings Dominion, Worlds of Fun and Carowinds. Overall, this management team performed at a superior level in 2006 to achieve results for our unitholders, and the bonuses awarded reflect that performance.

The Compensation Committee has established the following target award opportunities, reflected as a percentage of base salary, for 2007: Kinzel 100%; Falfas 70%; Crage 65%; Bender 60% and Hildebrandt 50%.

Long-Term Incentive Compensation

The Senior Management Long-Term Incentive Compensation Plan is intended to provide long-term deferred phantom unit awards to executives that, together with current salary and cash bonus compensation, will be sufficient to achieve the total direct compensation level determined by the Board. Provided that the executive continues in our employ, the phantom unit awards vest in the third and fourth year after grant. We believe that this vesting schedule aids us in retaining executives and motivating superior performance because the awards are forfeited if the executive voluntarily leaves prior to the vesting date and are tied to the continued positive performance of the Partnership’s publicly traded units.

In March of each year, the Board approves targets for executives that relate either to park or corporate level performance or some combination of both. For park managers, the target is the operating profit budget numbers with 75% weight given to the specific park’s results and 25% weight given to the consolidated totals for the Partnership. For corporate participants, the target is the budgeted “cash available for distribution” amount, determined by the formula of operating profits, less interest, cash, taxes and capital expenditures, but excluding non-cash charges such as unit options and asset retirements. A participant’s ability to achieve stretch target level impacts the level of the phantom unit award. Although the plan contains guidelines relative to the percentages that must be achieved and the awards to be granted, the Compensation Committee has the discretion to grant the phantom unit awards as it deems appropriate. In general, however, if a participant achieves less than 80% of the target performance, the participant will not receive an award under this plan.

Awards under this plan are given in phantom units and are payable in either cash or units, or a combination of both, as determined by the Board, in two equal installments in the third and fourth year after the award is earned. For example, the 2006 awards indicated below will be payable in 2009 and 2010. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on such date. In 2006, Messrs. Kinzel, Falfas, and Crage received the following phantom unit grants: 41,436; 16,575; and 11,740 respectively. These grants were made principally to adjust the executives’ total direct compensation to a market level compatible with their responsibilities after the acquisition.

Our 2000 Equity Incentive Plan allows us to grant options, units, unit appreciation rights and other types of performance awards. However, for the past four years we have relied on our phantom unit grants to provide long-term incentives to our executive officers. With the change in accounting treatment of options, we, like many companies, reexamined the cost and competitive need for options. We determined at that time that phantom unit awards could provide similar incentives to executives while providing a more cost effective means of compensation for us. In addition, four of our named executive officers have unvested options and significant amounts of exercisable options. Therefore, we feel that the motivation meant to be provided by options – to give key employees a proprietary and vested interest in our growth and performance and to align key employees’ interests with that of our unitholders – is met by the phantom unit awards and the outstanding option awards previously granted.

Change in Control Arrangements

We have change in control agreements in place for certain of our named executive officers pursuant to our executive severance plan. In addition, certain of our incentive plans contain change in control provisions. We believe that the change in control provisions help ensure that, if a change of control situation develops, our management team will act in the best interest of the unitholders. These agreements are discussed under “Potential Payments upon Termination or Change in Control” below.

Retirement Programs

Our named executive officers participate in our tax-qualified Cedar Fair Retirement Savings Plan. This plan, or a similar plan, is available to all of our employees and contains a 401(k) matching program as well as a profit sharing component. The annual amount of the profit sharing contribution is determined at our sole discretion. Our contributions to this plan for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 13. In addition, Messrs. Kinzel and Falfas participate in our Supplemental Retirement Program described on page 16. Additional contributions to this plan were discontinued on May 13, 2004, and we do not currently intend to have any other executive officers participate in this plan.

Perquisites

We provide perquisites to our named executive officers that we believe are reasonable, competitive and consistent with our overall compensation philosophy. We believe that these benefits generally allow our executives to work more efficiently and represent a small percentage of overall compensation. We provide the following perquisites to our named executive officers: automobile and gas allowance, matching charitable contributions, discount on Partnership products and limited spousal travel expenses. Mr. Kinzel also receives an annual physical exam, the premium payment on a life insurance policy and dues for one club membership. The incremental costs of the perquisites provided to the named executive officers are contained in the “All Other Compensation” column of the Summary Compensation Table on page 13.

SUMMARY COMPENSATION TABLE

Described below is a summary of the terms and conditions of the employment agreements that we have with certain named executive officers as well as the phantom unit and option programs that are part of our compensation strategy.

Employment Agreements

On December 12, 2006, we entered into employment agreements with Messrs. Kinzel, Falfas and Crage, as summarized below. The employment agreement with Mr. Kinzel, our chairman, president and chief executive officer, was effective as of December 1, 2006 and has a term expiring January 2, 2012. This agreement replaces our previous employment agreement with Mr. Kinzel. Pursuant to the agreement, Mr. Kinzel receives an annual base salary of not less than $1.2 million per year. In addition, he is entitled to participate in our welfare benefit plans, other benefit programs and various incentive compensation plans on terms no less favorable than provided to our other senior managers and/or officers. We purchased a $2 million term life insurance policy for Mr. Kinzel that will remain in effect through July 23, 2018, whether or not he is employed by us. Mr. Kinzel will continue in his position as chairman of the Board of Directors until December 30, 2011, provided he is elected to the Board. After that date, Mr. Kinzel will continue as a director of the Board for at least three years, provided he is elected to the Board. The agreement contains non-solicitation and non-competition provisions.

The employment agreement with Jacob T. Falfas, our chief operating officer, was effective as of December 1, 2006 for a period of three years and will renew automatically if not terminated by either party. Pursuant to the agreement, Mr. Falfas will receive an annual base salary of not less than $600,000 per year. He will also be entitled to participate in one or more of our incentive compensation plans and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

The employment agreement with Peter J. Crage, our chief financial officer, was effective as of December 1, 2006 for a period of two years and will renew automatically if not terminated by either party. Pursuant to the agreement, Mr. Crage will receive an annual base salary of not less than $400,000 per year. He will also be entitled to participate in one or more of our incentive compensation plans and equity incentive plans at a level determined by the Board and in our welfare benefit plans and other benefit programs. The agreement contains non-solicitation and non-competition provisions.

For a discussion of the benefits provided by the above described agreements in the event of the executive’s death, disability, termination or resignation or upon a change in control, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Phantom Unit and Option Programs

We maintain the Senior Management Long-Term Incentive Compensation Plan which allows us to award phantom units to members of senior management as determined by the Compensation Committee annually. The awards are based on the achievement of annual performance targets and various factors considered by the Compensation Committee and are payable in cash or units, or a combination of both, as determined by the Board, in the third and fourth year after grant. The phantom unit awards accrue additional phantom units on the date of each quarterly distribution paid by us, calculated at the NYSE closing price on such date. If a participant is terminated or resigns prior to any payment under this plan, any unpaid amount is forfeited. In the event of death, disability, retirement at age 62 or over or a change in control, all unpaid awards fully vest.

We also maintain the 2000 Equity Incentive Plan which allows us to award options, unit appreciation rights, restricted units, and other types of unit awards. Traditionally we have granted options under this plan to certain key employees and units to our directors as part of their annual compensation. Options are issued with an exercise price no less than the closing price of the Partnership’s units on the NYSE on the date of grant. Certain options granted in prior years have been variably price, with the exercise price declining by the value of cash distributions declared on the underlying units. All options vest ratably over five years and expire ten years from grant. We have not awarded any options since 2003.

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Name and Principal Position	Year	Salary	Bonus (1)	Unit Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5) (6)		Total
Richard L. Kinzel Chairman, President and Chief Executive Officer	2006	$1,092,693	$1,200,000	$1,358,000	$18,300	$-	$117,332	$44,451	(7)	$3,830,776
Jacob T. Falfas Chief Operating Officer	2006	$521,731	$420,000	$383,213	$8,580	$-	$1,348	$29,871		$1,364,743
Peter J. Crage Corporate Vice President - Finance and Chief Financial Officer	2006	$339,424	$260,000	$284,342	$-	$-	$-	$27,028		$910,974
H. Philip Bender Regional Vice President	2006	$238,394	$150,000	$18,759	$5,720	$-	$-	$28,432		$441,305
H. John Hildebrandt Vice President & General Manager - Cedar Point	2006	$262,954	$86,000	$1,367	$2,481	$-	$-	$33,139		$385,941

(1)

The amounts in column (d) reflect the cash awards to the named individuals under the Senior Executive Management Incentive Plan, which is discussed in further detail on page 9 under the heading “Annual Bonus Program.”

(2)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of phantom unit awards pursuant to the Senior Management Long-Term Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are discussed in Note 7 to the Partnership's audited financial statements for the fiscal year ended December 31, 2006, included in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(3)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of unit option awards pursuant to the 2000 Equity Incentive Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are discussed in Note 7 to the Partnership’s audited financial statements for the fiscal year ended December 31, 2006, included in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(4)

The amounts in column (h) reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006, of awards and interest pursuant to the Supplemental Retirement Plan established by the Partnership which is discussed on page 16 under “Pension Benefits.”

(5)

The amounts shown in column (i) reflect, for each named executive officer, 401(k) matching contributions of 3% of pay and profit sharing contributions of 5.45% of pay up to the respective limitations imposed by under IRS rules; automobile and gas allowance; matching charitable contributions; discounts on Partnership products and services; and limited spousal travel expenses.

(6)

The value attributable to the personal use of company-provided automobiles (calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of named executive officers who receive such benefits. Each such named executive officer is responsible for paying income tax on such amount.

(7)

In addition to the items noted in footnote (5) above, the amount in column (i) reflects the value attributable to life insurance, club dues and annual physical provided to Mr. Kinzel pursuant to his employment contract more fully described under the heading “Employment Agreements.”

GRANTS OF PLAN BASED AWARDS TABLE FOR 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Unit Awards: Number of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Unit and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kinzel	03/09/06	-	-	-	-	41,436	-	-	-	-	$1,200,000
Falfas	03/09/06	-	-	-	-	16,575	-	-	-	-	$480,000
Crage	03/09/06	-	-	-	-	11,740	-	-	-	-	$340,000
Bender	03/09/06	-	-	-	-	-	-	-	-	-	-
Hildebrandt	03/09/06	-	-	-	-	-	-	-	-	-	-

(1)	The amounts shown in column (g) reflect phantom units granted under the Senior Management Long-Term Incentive Compensation Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006 TABLE

	Option Awards						Unit Awards
(a)	(b)	(c)	(d)	(e)		(f)	(g)		(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested
Kinzel	710,000	-	-	$8.40	(2)	03/02/2010	26,192	(3)	728,661	-	-
	130,000	-	-	$20.60		03/07/2011	40,910	(4)	1,138,116	-	-
	120,000	30,000	-	$24.14		03/07/2012	46,660	(5)	1,298,081	-	-
	-	-	-	-		-	43,656	(6)	1,214,510	-	-

Falfas	12,000	3,000	-	$24.14		03/07/2012	192	(3)	$5,341	-	-
	-	-	-	-		-	340	(4)	9,459	-	-
	-	-	-	-		-	5,953	(5)	165,612	-	-
	-	-	-	-		-	17,462	(6)	485,793	-	-

Crage	-	-	-	-		-	5,953	(5)	$165,612	-	-
	-	-	-	-		-	12,369	(6)	344,106	-	-

Bender	16,000	-	-	$8.40	(2)	03/02/2010	1,153	(3)	$32,076	-	-
	11,000	-	-	$20.60		03/07/2011	584	(4)	16,247	-	-
	8,000	2,000	-	$24.14		03/07/2012	1,813	(5)	50,438	-	-

Hildebrandt	8,000	-	-	$8.40	(2)	03/02/2010	724	(4)	$20,142	-	-
	1,000	-	-	$20.60		03/07/2011	-		-	-	-
	2,400	600	-	$22.65		11/07/2012	-		-	-	-
	900	600	-	$28.45		11/06/2013	-		-	-	-

(1)	Options vest at a rate of 20% per year over the first five years of the ten-year option term.

(2)

These variable priced options were granted in 2000 to members of senior management who were also shareholders or shareholder equivalents of the Partnership’s general partner. At that time, the Partnership undertook a restructuring of its executive compensation system and its structure for paying fees to its general partner. These options were granted to the senior management as part of a one-time payment to compensate them for their rights under the executive compensation system that was replaced by the 2000 Equity Incentive Plan.

(3)	These phantom units vest and will be payable either in cash, units or a combination of both in March 2007.

(4)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2007 and 50% in March 2008.

(5)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2008 and 50% in March 2009.

(6)	These phantom units vest and will be payable either in cash, units or a combination of both 50% in March 2009 and 50% in March 2010.

OPTION EXERCISES AND UNITS VESTED IN 2006 TABLE

	Option Awards		Unit Awards (1)
(a)	(b)	(c)	(d)	(e)

Name	Number of Units Acquired on Exercise	Value Realized on Exercise	Number of Units Acquired on Vesting	Value Realized on Vesting
Kinzel	40,000	$368,000	-	$1,461,770

Falfas	56,402	$1,621,000	91	$2,660
			-	$2,670
Crage	-	$-	-	$-

Bender	2,665	$78,360	1,156	$33,792
			-	$33,774
Hildebrandt	3,665	$107,745	-	$-

(1)

Reflects the vesting and related value of phantom unit grants made in 2002 and 2003 pursuant to the Senior Management Long-Term Incentive Compensation Plan, including additional units credited as a result of reinvestment of distribution equivalents. With the Board’s authorization, Mr. Kinzel elected to receive the value of his phantom units in all cash, while Messrs. Falfas and Bender elected to receive the value of their phantom units 50% in cash and 50% in actual units.

PENSION BENEFITS

Our Supplemental Retirement Plan provides retirement benefits to its participants, including Messrs. Kinzel and Falfas. Participants have the right to receive cash payments from us upon retirement at age 62 or over, with a minimum of 20 years’ service to us. The Plan is not presently open to additional participants. Amounts were allocated in prior years to participants from the general partner fees as approved by the Compensation Committee. No allocations have been made since May 2004. Each account accrues interest at the prime rate as established from time to time by our bank. Participants who leave our employ prior to age 62 or before achieving 20 years of service forfeit the amount in their account. In the event of death, disability or retirement at age 62 or over with 20 years of service, all amounts accrued will vest and become payable. In the event of a change in control, all amounts accrued will vest and fund a trust for the benefit of the participant when the participant reaches age 62, dies or becomes disabled. The accrued balance may be distributed in a lump sum or in a number of future payments over a period not to exceed 10 years.

The amounts indicated in the table below represent the December 31, 2006 present value of accumulated benefits payable to each of the named executive offers under the Plan. Mr. Kinzel has reached retirement age under the Plan and has over 20 years of service. Therefore, if Mr. Kinzel were to retire, he would be entitled to receive the amount indicated below. Because Mr. Falfas is not vested in the Plan yet, we have indicated the present value of his accumulated benefit determined using interest rate assumptions consistent with those used in our financial statements.

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Kinzel	Supplemental Retirement Plan	34	$1,550,888	-

Falfas	Supplemental Retirement Plan	31	$14,290	-

Crage	-	-	-	-

Bender	-	-	-	-

Hildebrandt	-	-	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain employment agreements and change in control agreements with certain of our named executive officers, who also participate in our long-term incentive plans and our supplemental retirement plan. The following summaries describe and quantify the payments that each named executive officer would receive if that individual’s employment with us were terminated or if we had a change in control. The summaries assume that the termination or change in control occurred on December 29, 2006 and the relevant unit price is the closing market price of our units on the NYSE on December 29, 2006, which was $27.82.

Payments Pursuant to Employment Agreements with Certain Executive Officers

We have an employment agreement with Mr. Kinzel, our chairman, president and chief executive officer. If we terminate Mr. Kinzel’s employment for cause, we will not be obligated to make any payment to him other than salary and incentive compensation earned but not yet paid as of the termination date. As defined in his employment agreement, “cause” means (a) conviction of, plea of guilty, or no contest to a felony or crime of moral turpitude, (b) failure to perform duties that results in material injury or damage to us, (c) failure to comply with the confidentiality and non-competition provisions of the agreement, (d) theft, embezzlement or fraud, (e) gross negligence or misconduct relating to our affairs or (f) violation of our policies and procedures related to discrimination or harassment. Mr. Kinzel cannot be terminated for cause if he reasonably and in good faith believed his action to be in our best interests or if he met the standard of conduct for indemnification or reimbursement under our governing documents or the laws of the State of Ohio.

If we terminate Mr. Kinzel’s employment other than for cause, Mr. Kinzel will receive a lump-sum payment within twenty business days of termination that consists of (a) the earned but unpaid portion through the date of termination of his annual base salary in effect on the date of termination, and (b) an amount equal to the present value of his annual base salary and incentive compensation (determined as the weighted average incentive compensation received by Mr. Kinzel over the three years preceding termination multiplied by the number of years remaining on the employment agreement) that he would have received had he remained employed for the term of the agreement. In addition, all of Mr. Kinzel’s outstanding equity awards will vest and be exercisable until March 1, 2012. Mr. Kinzel and his spouse will receive lifetime health care benefits and life insurance.

If Mr. Kinzel suffers from a disability, defined as a physical or mental illness that renders him unable to perform his duties on a full-time basis for a period of six consecutive months as confirmed by a physician selected by us, Mr. Kinzel will receive the same benefits as if he were terminated other than for cause, except that his salary benefits will be reduced by any payments received by him from any short- or long-term disability plan maintained by us. If Mr. Kinzel dies during the term of the agreement, Mr. Kinzel’s estate will receive all of his compensation earned but not yet paid, his outstanding equity awards will vest and be exercisable until March 1, 2012 and his spouse will receive lifetime life insurance and health care coverage.

If Mr. Kinzel retires, he and his spouse will receive lifetime health coverage benefits that, when combined with Medicare, will be substantially similar to the coverage provided to our employees, and any expense for Medicare coverage will be reimbursed by us. In addition, all of Mr. Kinzel’s outstanding equity awards will vest.

Unless Mr. Kinzel is terminated for cause, he will be eligible to participate in our incentive plans, welfare benefits plan and other benefit programs on terms no less favorable than provided to our other senior managers and officers. He also will receive the benefits and payments described under “Payments upon Death, Disability or Retirement.”

During the longer of the period during which Mr. Kinzel is receiving benefits and 24 months following the date of termination, Mr. Kinzel will be subject to a non-compete and a non-solicitation provision. In addition, if Mr. Kinzel is terminated other than for cause, then in order to receive those payments and benefits, Mr. Kinzel must provide a mutually acceptable separation agreement and release.

Each of Mr. Falfas and Mr. Crage are entitled to certain payments if we terminate their employment other than for cause. As defined in their employment agreements, “cause” means (a) conviction of a felony, (b) failure to perform duties that results in significant injury or damage to us, (c) failure to comply with the confidentiality and non-competition provisions of his employment agreement, (d) fraud, (e) gross negligence or misconduct relating to our affairs, (f) violation of our policies and procedures related to discrimination or harassment or (g) dishonesty or significant impropriety resulting or intending to result in personal gain to the executive officer. If either executive officer is terminated for cause, he will receive only his base salary earned but not yet paid as of the date of termination.

If terminated other than for cause, then upon providing a general release of liability to us, each executive will receive his base salary for the longer of one year or the remaining term of the agreement paid in accordance with our payroll practices. Each will also be entitled to receive health insurance for the period of time for which he continues to receive salary payments. If we elect not to renew his employment agreement, each executive officer will be entitled to one year of base salary and health care benefits.

If either executive officer suffers from a disability, defined as a physical or mental illness that renders him incapable of performing his duties on a full-time basis for six consecutive months, the executive officer will receive the same benefits as if he were terminated other than for cause, except that any salary benefits shall be reduced by any payments received from any short or long term disability plan maintained by us. If either executive officer dies during the term of his employment agreement, we will continue health care coverage for his immediate family during the remainder of the term of the agreement.

Upon termination, Messrs. Falfas and Crage will be subject to twelve-month non-competition and non-solicitation provisions contained in their employment agreements.

Payments upon a Change in Control

We have a change in control agreement in place for certain of the named executive officers pursuant to our executive severance plan. In addition, our 2000 Equity Incentive Plan and our Supplemental Retirement Plan

contain change in control provisions. Under the executive severance plan, two events must take place before an executive receives payments. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by any person of 20% or more of our outstanding units, (b) the sale of all or substantially all of our assets to a non-affiliate, (c) a majority of the members of the Board change within a 24-month period, subject to certain circumstances, or (d) CFMI ceases to be managing general partner of the Partnership. Second, the executive’s employment must be terminated within 24 months of the change in control. An executive will be deemed “terminated” if he is forced to relocate by more than 35 miles, suffers a reduction in base salary or significant reduction in responsibility or if his position is eliminated.

In the event that both triggering events occur, each named executive officer will be entitled to receive the following amount in a lump-sum payment within 60 days of termination. For the purposes of this discussion, “cash compensation” includes all compensation except non-cash forms of compensation such as units or welfare benefits.

•

Mr. Kinzel will receive a payment equal to three times his average annual cash compensation for the previous five years, less one dollar. He will also receive life, disability, accident and health insurance benefits for the shorter of 36 months or the period until he is re-employed.

•

Mr. Crage will receive a payment equal to ninety percent of 2.5 times his average annual cash compensation for the previous five years. He will also receive life, disability, accident and health insurance benefits for the shorter of 30 months or the period until he is re-employed.

•

Mr. Hildebrandt will receive a payment equal to eighty percent of two times his average annual cash compensation for the previous five years. He will also receive life, disability, accident and health insurance benefits for the shorter of 24 months or the period until he is re-employed.

In addition, any phantom unit awards that have not vested under our Senior Management Long-Term Incentive Compensation Plan will be paid in full upon the change in control for all named executive officers.

If a change in control as defined in our 2000 Equity Incentive Plan occurs, all of the awards granted under that plan, including options, unit appreciation rights, restricted units or performance units, will vest, become fully exercisable and be free of all restrictions or limitations. Within 60 days of a change in control, the Compensation Committee may determine that the named executive officers have the right to “cash out” any options for the difference between the price of the option and the change in control price per unit. For purposes of this plan, a “change in control” includes the following events: (a) the acquisition by an individual, group or entity of beneficial ownership of 25% or more of our outstanding units (not including any acquisition from or by us or our employee benefit plan, or our affiliate), subject to certain conditions; (b) our filing of a report with the SEC that a change in control has occurred or may occur in the future pursuant to a contract or transaction; (c) our unitholders approving a reorganization, merger, or consolidation or sale of all or substantially all of our assets, subject to certain limitations; or (d) CFMI ceasing to be the sole managing general partner of the Partnership, subject to certain circumstances.

Our 2000 Senior Executive Management Incentive Plan, pursuant to which we grant our cash bonuses, contains the same definition of “change in control” as our 2000 Equity Incentive Plan. In the event of a change in control under this plan, all cash incentive awards will be deemed to be earned to the extent determined by the Committee.

In the event of a change in control as defined in our Supplemental Retirement Plan, all amounts accrued by the named executive officers will vest and will be funded in a trust for the benefit of the executive officers when they reach age 62, die, or become disabled, whichever occurs first. At each executive officer’s option, the accrued balance may be distributed in a lump-sum or in a number of future payments over a period not to exceed 10 years. A “change in control” under this plan includes (a) the acquisition by an individual, group or entity of beneficial ownership of at least 51% of our outstanding units (not including any acquisition from us or by us, our affiliates or our employee benefit plan, (b) a reorganization, merger or consolidation or sale of all or substantially all of our assets, or (c) the unitholders’ approval of a plan or proposal to liquidate or dissolve the Partnership, subject to certain circumstances.

Because our various plans contain different “change in control” definitions, it is possible that a circumstance could occur that would be considered a change in control under one plan and not under the others, thereby resulting in benefits being paid pursuant to only one plan. However, it is also possible that a change in control that meets the definitions of all plans could occur, so that the named executive officers would receive all of the described benefits.

Payments upon Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires after age 62 while employed by us, any unvested phantom unit awards under our Senior Management Long-Term Incentive Compensation Plan will be paid in full. In addition, any unvested options held by the executive will vest and become exercisable immediately. All amounts accrued under our Supplemental Retirement Program will also become fully vested and payable. Any cash awards outstanding at the time of death, disability or retirement after age 62 may be paid in whole, in part, or not at all, as determined by the Compensation Committee. Messrs. Kinzel, Falfas and Crage also will receive the payments described above under “Payments Pursuant to Employment Agreements with Certain Executive Officers.”

Richard L. Kinzel

The payments that would have been made to Mr. Kinzel upon a termination of his employment or a change in control of the Partnership as of December 29, 2006, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause		Normal Retirement		Disability		Death		Termination upon Change in Control

Compensation:

Earned but unpaid salary	$23,077	$23,077		$23,077		$23,077		$23,077		$23,077

Severance	-	5,054,836		-		5,054,836	(1)	-		5,102,220	(2)

Incentive comp earned but unpaid	1,200,000	4,908,829		1,200,000	(4)	4,908,829		1,200,000	(4)	1,200,000	(4)

Unit options	-	894,600		894,600		894,600		894,600		894,600

Phantom units (3)	-	4,379,369		4,379,369		4,379,369		4,379,369		4,379,369

Supplemental retirement	-	1,550,888		1,550,888		1,550,888		1,550,888		1,550,888

Benefits:

Health insurance	-	183,421	(6)	183,421	(6)	183,421	(6)	112,033		20,052

Life insurance	-	74,335		-		74,335		2,000,000	(5)	28,275

(1)	This payment will be decreased by any payments or benefits that Mr. Kinzel receives as a result of long- or short-term disability plans maintained by the Partnership.

(2)	This payment was computed under the change-in-control provision specifically defined under the Cedar Fair, L.P. Executive Severance Plan, which was adopted in April 1995.

(3)	Amounts represent fully vested but unpaid unit awards which are to be paid out in accordance with the plan over a period of several years.

(4)	This payment represents full payout at the discretion of the Compensation Committee.

(5)	Amount represents proceeds paid out under a life insurance policy purchased by the Partnership for Mr. Kinzel.

(6)	This payment will be decreased by any benefits that Mr. Kinzel receives under Medicare.

Jacob T. Falfas

The payments that would have been made to Mr. Falfas upon a termination of his employment or a change in control of the Partnership as of December 29, 2006, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Voluntary Termination	Termination Upon Non- renewal	Disability		Death		Termination upon Change in Control

Compensation:

Earned but unpaid salary	$ 11,538	$ 11,538	$ 11,538	$ 11,538	$ 11,538		$ 11,538		$ 11,538

Severance	-	1,750,000	-	700,000	1,750,000	(1)	-		-

Incentive comp earned but unpaid	-	-	-	-	-		420,000	(2)	420,000	(2)

Unit options	-	-	-	-	89,460		89,460		89,460

Phantom units	-	-	-	-	666,206		666,206		666,206

Supplemental retirement	-	-	-	-	17,813		17,813		17,813

Benefits:

Health insurance	-	42,000	-	16,800	42,000		42,000		-

Life insurance	-	-	-	-	-		-		-

(1)	This payment will be decreased by any payments or benefits that Mr. Falfas receives as a result of long- or short-term disability plans maintained by the Partnership.

(2)	This payment represents full payout at the discretion of the Compensation Committee.

Peter J. Crage

The payments that would have been made to Mr. Crage upon a termination of his employment or a change in control of the Partnership as of December 29, 2006, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Voluntary Termination	Termination Upon Non- renewal	Disability		Death		Termination upon Change in Control

Compensation:

Earned but unpaid salary	$ 7,692	$ 7,692	$ 7,692	$ 7,692	$ 7,692		$ 7,692		$ 7,692

Severance	-	766,667	-	466,667	766,667	(1)	-		712,856	(2)

Incentive comp earned but unpaid	-	-	-	-	-		260,000	(3)	260,000	(3)

Unit options	-	-	-	-	-		-		-

Phantom units	-	-	-	-	509,718		509,718		509,718

Supplemental retirement	-	-	-	-	-		-		-

Benefits:

Health insurance	-	27,600	-	16,800	27,600		27,600		36,000

Life insurance	-	-	-	-	-		-		6,250

(1)	This payment will be decreased by any payments or benefits that Mr. Crage receives as a result of long- or short-term disability plans maintained by the Partnership.

(2)	This payment was computed under the change-in-control provision specifically defined under the Cedar Fair, L.P. Executive Severance Plan, which was adopted in April 1995.

(3)	This payment represents full payout at the discretion of the Compensation Committee.

H. Philip Bender

The payments that would have been made to Mr. Bender upon a termination of his employment or a change in control of the Partnership as of December 29, 2006, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Voluntary Termination	Disability		Death		Termination upon Change in Control

Compensation:
Earned but unpaid salary	$ 4,808	$ 4,808	$ 4,808	$ 4,808		$ 4,808		$ 4,808
Severance	-	-	-	-		-		-
Incentive comp earned but unpaid	-	-	-	150,000	(1)	150,000	(1)	150,000	(1)
Unit options	-	-	-	59,460		59,460		59,460
Phantom units	-	-	-	98,761		98,761		98,761
Supplemental retirement	-	-	-	-		-		-
Benefits:
Health insurance	-	-	-	-		-		-
Life insurance	-	-	-	-		-		-

(1)	This payment represents full payout at the discretion of the Compensation Committee.

H. John Hildebrandt

The payments that would have been made to Mr. Hildebrandt upon a termination of his employment or a change in control of the Partnership as of December 29, 2006, are as follows:

Executive Benefits and Payments Upon Separation	Termination For Cause	Termination Other than For Cause	Voluntary Termination	Disability		Death		Termination upon Change in Control

Compensation:
Earned but unpaid salary	$ 4,962	$ 4,962	$ 4,962	$ 4,962		$ 4,962		$ 4,962
Severance	-	-	-	-		-		452,716	(1)
Incentive comp earned but unpaid	-	-	-	86,000	(2)	86,000	(2)	86,000	(2)
Unit options	-	-	-	62,622		62,622		62,622
Phantom units	-	-	-	20,142		20,142		20,142
Supplemental retirement	-	-	-	-		-		-
Benefits:
Health insurance	-	-	-	-		-		28,800
Life insurance	-	-	-	-		-		5,000

(1)	This payment was computed under the change-in-control provision specifically defined under the Cedar Fair, L.P. Executive Severance Plan, which was adopted in April 1995.

(2)	This payment represents full payout at the discretion of the Compensation Committee.

DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee of the Board of Directors recommends the fees paid to Directors and Board Committee members for services in those capacities. The schedule of fees for 2007 is as follows:

1.	For service as a member of the Board, $50,000 per annum, payable quarterly, plus $1,500 for attendance at each meeting of the Board, plus an annual grant of 4,000 limited partnership units;

2.

For service as a Board Committee member, $2,000 per annum (excluding Committee Chairman), plus $250 for attendance at each Committee meeting held on the same date on which the Board of Directors meets and $1,500 for attendance at any additional Committee meeting held on a date other than a date on which the Board of Directors meets; and

3.

For service as Chairman of the Audit Committee of the Board, a fee of $10,000 per annum, and for service as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, a fee of $5,000 for each per annum.

These fees are payable only to non-management Directors. Management Directors receive no additional compensation for service as a Director. All Directors receive reimbursement from the Partnership for expenses incurred in connection with service in that capacity.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Partnership to non-employee Directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name (1)	Fees Earned or Paid in Cash	Unit Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Darrel D. Anderson	$76,500	$85,519	$-	$-	$-	$5,000	$167,019

Richard S. Ferreira	$94,000	$85,519	$2,307	$-	$-	$2,500	$184,326

Michael D. Kwiatkowski	$90,500	$85,519	$2,307	$-	$-	$-	$178,326

David L. Paradeau	$79,500	$85,519	$2,307	$-	$-	$-	$167,326

Steven H. Tishman	$65,000	$85,519	$2,307	$-	$-	$5,000	$157,826

Thomas A. Tracy	$73,000	$85,519	$2,307	$-	$-	$5,000	$165,826

(1)	Richard L. Kinzel, the Partnership's Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Partnership and thus receives no compensation for his service as a Director. The compensation received by Mr. Kinzel as an employee of the Partnership is shown in the Summary Compensation Table on page 13.

(2)	The amounts in column (c) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), for the annual award of 3,000 units granted in 2006. As of December 31, 2006, each Director has 3,084 units outstanding, including additional units credited as a result of reinvestment of distribution equivalents during the year, which were subsequently issued in January 2007.

(3)	The amounts in column (d) reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each Director has the following number of options outstanding: Darrel D. Anderson: -0-; Richard S. Ferreira: 3,700; Michael D. Kwiatkowski: 1,200; David L. Paradeau: 1,600; Steven H. Tishman: 1,200; and Thomas A. Tracy: 1,900.

(4)	The amounts in column (g) reflect amounts paid in connection with our charitable awards matching program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and was appropriate for incorporation by reference into the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Michael D. Kwiatkowski, Chairman

Darrel D. Anderson

Richard S. Ferreira

David L. Paradeau

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 31, 2007, in respect to the beneficial ownership of units of the Partnership by each of the Partnership’s directors, named executive officers, all current directors and officers as a group, and by each person known by the Partnership to own 5% or more of its units.

Directors and Executive Officers

	Amount and Nature of Beneficial Ownership
	Beneficial Ownership	Investment Power		Voting Power		Percentage of Units (1)
Name of Beneficial Owner		Sole	Shared	Sole	Shared

Richard L. Kinzel (2)	1,940,505	1,526,073	414,432	1,526,073	414,432	3.5%
Jacob T. Falfas (3)	85,329	80,151	5,178	80,151	5,178	*
Peter J. Crage	722	722	-	722	-	*
H. John Hildebrandt (4)	39,970	39,970	-	39,970	-	*
H. Philip Bender (5)	49,389	49,389	-	49,389	-	*
Darrel D. Anderson	310,300	310,300	-	310,300	-	*
Richard S. Ferreira (6)	13,258	9,335	3,923	9,335	3,923	*
Michael D. Kwiatkowski (7)	17,630	17,630	-	17,630	-	*
David L. Paradeau (8)	4,248	3,948	300	3,948	300	*
Steven H. Tishman (9)	13,288	13,288	-	13,288	-	*
Thomas A. Tracy (10)	25,392	22,564	2,828	22,564	2,828	*
All Directors and officers as a group (21 individuals) (11)	2,597,920	2,170,288	427,632	2,170,288	427,632	4.7%

*	Less than one percent of outstanding units.

(1)

For purposes of calculating the Percentage of Units, the number of units outstanding as of January 31, 2007 (54,361,983) plus the number of vested options to purchase units (1,117,310 in total) was used.

(2)

Includes 536,073 units and options to purchase 990,000 units as to which Mr. Kinzel has sole voting and investment power, and 414,432 units for which he has shared voting and investment power. Included in the shared position are 383,020 units held by a corporation of which Mr. Kinzel, together with former executives of the General Partner, is a shareholder, and under Rule 13d-3 of the Securities and Exchange Commission, is deemed to be the beneficial owner of these units by having shared investment and voting power. Mr. Kinzel disclaims beneficial ownership of 331,400 of these units. The units owned by the corporation have been counted only once in the total of the directors and executive officers as a group.

(3)	Includes 65,151 units and options to purchase 15,000 units as to which Mr. Falfas has sole voting and investment power, and 5,178 units for which he has shared voting and investment power.

(4)

Includes 27,670 units and options to purchase 12,300 units as to which Mr. Hildebrandt has sole voting and investment power. Does not include options to purchase 1,200 units that will not vest within 60 days from January 31, 2007.

(5)	Includes 12,389 units and options to purchase 37,000 units as to which Mr. Bender has sole voting and investment power.

(6)

Includes 6,435 units and options to purchase 2,900 units as to which Mr. Ferreira has sole voting and investment power, and 3,923 units for which he has shared voting and investment power. Does not include options to purchase 800 units that will not vest within 60 days from January 31, 2007.

(7)

Includes 17,230 units and options to purchase 400 units as to which Mr. Kwiatkowski has sole voting and investment power. Does not include options to purchase 800 units that will not vest within 60 days from January 31, 2007.

(8)

Includes 3,148 units and options to purchase 800 units as to which Mr. Paradeau has sole voting and investment power, and 300 units for which he has shared voting and investment power. Does not include options to purchase 800 units that will not vest within 60 days from January 31, 2007.

(9)

Includes 12,888 units and options to purchase 400 units as to which Mr. Tishman has sole voting and investment power. Does not include options to purchase 800 units that will not vest within 60 days from January 31, 2007.

(10)

Includes 21,464 units and options to purchase 1,100 units as to which Mr. Tracy has sole voting and investment power, and 2,828 units for which he has shared voting and investment power. Does not include options to purchase 800 units that will not vest within 60 days from January 31, 2007.

(11)

The unit amounts listed include a total of 1,117,310 units of limited partner interest which all current directors and officers as a group have vested options to acquire within 60 days from January 31, 2007.

5% or Greater Unitholders

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Units (1)

Darrel D. Anderson & Associates, Inc. (2) 1 Rue St. Cloud, Newport Beach, CA 92660	3,431,112	(2)	6.2%

(1)

For purposes of calculating the Percentage of Units, the number of units outstanding as of January 31, 2007 (54,361,983) plus the number of vested options to purchase units (1,117,310 in total) was used.

(2)

Amount owned as of December 31, 2006, according to the Partnership’s tax records, by Darrel D. Anderson & Associates, Inc. and related entities (collectively, the “Reporting Persons”). The Reporting Persons disclaim “group” status under Section 13(d) of the Exchange Act of 1934, and each Reporting Person disclaims beneficial ownership of any Units held by any other Reporting Person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Richard Kinzel’s son-in-law, Tim Boals, Corporate Vice President – Resale and Sponsorships, is employed by the Partnership and receives compensation in excess of $120,000 annually.

Board member Steven Tishman is a managing director of Rothschild Inc., which served as the co-advisor to the Partnership in its purchase of Paramount Parks, Inc., on June 30, 2006 for approximately $1.2 billion. Rothschild Inc. received an advisory fee of $5.0 million from the Partnership for its services in connection with the acquisition. Mr. Tishman was not involved in the Board discussions concerning the engagement of Rothschild or in the final discussions concerning the Partnership’s decision to acquire the parks. The Board believes that the fees paid to Rothschild were comparable to those that could have been negotiated with an unrelated third party.

There were no other transactions between the Partnership and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of the outstanding units, during 2006 and through the date of this proxy statement.

All transactions between the Company and the Partnership on the one hand, and any officer, director or related party on the other hand, are subject to a specific approval process set forth in the Company’s Corporate Governance Guidelines. Each officer and director is expected to bring any relationship or transaction with the Partnership or the Company in which he or she has a direct or indirect interest to the attention of the Nominating and Corporate Governance Committee. That Committee reviews the transaction and considers, among other things, whether the transaction impacts the independence of any independent Board member, whether the related party’s interest in the transaction is material and whether the terms of the transaction are comparable to those that could be negotiated with an unrelated third party. The Committee, or its Chair if so authorized, may approve the transaction. If the transaction is approved by the Chair, the approval is subject to subsequent ratification by the full Committee. If the transaction involves an amount in excess of $120,000 or if a member of the Nominating and Corporate Governance Committee is a party to or involved in the transaction, then the transaction will be reviewed and, if appropriate, approved by the disinterested members of the Board. The two transactions described above were in place prior to the Board’s adoption of this policy and were therefore not subject to the policy.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors, and persons who own more than ten percent (10%) of a registered class of Partnership units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent unitholders are required by SEC regulation to furnish the Partnership with copies of all Section 16(a) forms they file.

Based solely on a review of Forms 3 and 4 (including amendments to such forms) furnished to the Partnership during 2006 and Forms 5 (including amendments to such forms) furnished with respect to 2006, no Director, officer, or beneficial owner of more than ten percent of the Partnership’s outstanding units failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2006 or prior fiscal years, except that one Form 4 for each of Mr. Falfas, Mr. Anderson and Mr. Paradeau were filed late.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of Cedar Fair Management, Inc. is responsible for appointing and meeting with the Partnership’s independent registered public accounting firm and for assisting the Board in its oversight of the financial statement reporting, internal audit and risk management functions. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP, and for auditing the Partnership’s internal control over financial reporting and management’s assessment thereof. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity.

Members of the Committee have reviewed and discussed the audited financial statements and internal controls for 2006 contained in the Partnership’s Annual Report on Form 10-K with management and representatives of Deloitte & Touche LLP. In addition, the Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also discussed with them their independence from CFMI and the Partnership and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and considered their independence in connection with non-audit services provided. The Audit Committee also reviewed with Deloitte & Touche LLP the critical accounting policies and practices followed by the Partnership and other material written communications between Deloitte & Touche LLP and the management of the Partnership, including its report on the Partnership’s internal control over financial reporting and management’s assessment thereof.

Based on these reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Board of Directors approved the recommendation.

Richard S. Ferreira, Chairman

Thomas A. Tracy

Michael D. Kwiatkowski

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partnership has selected Deloitte & Touche LLP (“Deloitte”) to audit its consolidated financial statements for the year ended December 31, 2007. Deloitte audited the consolidated financial statements for the year ended December 31, 2006. Representatives of Deloitte will attend the meeting and will have the opportunity to make a statement if they so desire or to respond to appropriate questions.

Audit Fees

The Partnership paid Deloitte $771,730 and $448,696 for professional services rendered for the 2006 and 2005 audits of the annual financial statements and internal control over financial reporting, the review of the financial statements included in Forms 10-Q, and other services in connection with statutory and regulatory filings.

Audit-Related Fees

In 2006, the Partnership paid Deloitte $69,994 in audit-related fees for services related to the Partnership’s acquisition of Paramount Parks, Inc. from CBS Corporation on June 30, 2006. There were no audit-related fees in 2005.

Tax Fees

In 2006, the Partnership paid Deloitte and PricewaterhouseCoopers LLP (“PWC”) $248,463 and $379,096, respectively in fees for services related to tax compliance. In 2005, the Partnership paid Deloitte and PWC $107,000 and $312,031, respectively, for those same services.

Other Fees

There are no fees for professional services rendered by Deloitte that do not fit within the above category descriptions.

The Audit Committee reviews and pre-approves each audit and non-audit service engagement with the Partnership’s independent auditors.

EXPENSES OF SOLICITATION OF PROXIES

The Partnership has sent you this proxy and will pay the cost of soliciting the proxies from unitholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of the units, and the Partnership, upon request, will reimburse the brokerage houses and custodians for their reasonable expenses in so doing. The Partnership has retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation. Morrow & Co., Inc. will receive a fee of between $5,000 and $10,000 as compensation for its services plus reimbursement for its related out-of-pocket expenses. CFMI and its directors, officers and employees also may solicit the vote of unitholders. These persons will receive no additional compensation for their assistance in soliciting proxies.

UNITHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any unitholder who intends to present a proposal at the 2008 annual meeting and who wishes to have the proposal included in the Partnership’s proxy statement and form of proxy for that meeting must deliver the proposal to the Partnership at its principal executive offices not later than November 30, 2007. Unitholder proposals submitted after that date but before February 10, 2008 may be presented at the annual meeting but will not be included in the proxy materials. If a unitholder proposal is received after February 10, 2008, the persons named on the proxy card may vote in their discretion regarding the proposal all of the units for which the Partnership has received proxies for the annual meeting.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this report that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements as to our expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors, including those listed under Item 1A in the Partnership’s Form 10-K, could adversely affect our future financial performance and cause actual results to differ materially from our expectations.

ANNUAL MEETING OF LIMITED PARTNERS OF

CEDAR FAIR, L.P.

May 17, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

2	ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:		2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES: O Richard S. Ferreira O Richard L. Kinzel O Thomas A. Tracy		This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all proposals.
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box if you plan to attend the annual meeting in person. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature	Date:	Signature	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CEDAR FAIR, L.P.

To Our Limited Partners:

You are cordially invited to attend the Annual Meeting of Limited Partners to be held at the Partnership’s Castaway Bay Indoor Waterpark Resort in Sandusky, Ohio, at 9:00 a.m. (Eastern time) on Thursday, May 17, 2007.

The Notice of Annual Meeting of Limited Partner Unitholders and the Proxy Statement describe the matters to be acted upon at the meeting.

Regardless of the number of units you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote over the Internet, by telephone or by marking your choices on the attached proxy card and signing, dating and returning it by mail in the envelope provided. If you decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

If you plan to attend the meeting, please mark the box provided on the proxy card.

We look forward to seeing you at the meeting.

RICHARD L. KINZEL
Chairman, President and Chief Executive Officer

CEDAR FAIR, L.P.

PROXY

ANNUAL MEETING OF LIMITED PARTNERS, MAY 17, 2007

This Proxy is Solicited on Behalf of Cedar Fair L.P.’s General Partner,

Cedar Fair Management, Inc.

The undersigned hereby appoints Richard L. Kinzel and Peter J. Crage and each of them jointly and severally, Proxies, with full power of substitution, to vote as designated on the reverse side, all Limited Partnership Units of Cedar Fair, L.P. held of record by the undersigned on March 26, 2007, at the Annual Meeting of Limited Partners to be held on May 17, 2007, or any adjournment thereof.

THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS. THE LIMITED PARTNERSHIP UNITS REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF LIMITED PARTNERS OF

CEDAR FAIR, L.P.

May 17, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class I Directors:		2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
NOMINEES: O Richard S. Ferreira O Richard L. Kinzel O Thomas A. Tracy		This proxy when properly executed will be voted in the manner directed. If no direction is made, this proxy will be voted FOR all proposals.
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please mark this box if you plan to attend the annual meeting in person. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature	Date:	Signature	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.